Exhibit 99.1

NEWS RELEASE

Siebel Systems Reports Preliminary Financial Results for the
Fourth Quarter Ended December 31, 2003

SAN MATEO, Calif.-January 5, 2004-Siebel Systems, Inc. (NASDAQ: SEBL), a leading provider of eBusiness applications software, today announced preliminary results for the fourth quarter ended December 31, 2003.

The company expects total revenues for the fourth quarter of 2003 to be approximately $365 million and license revenues to be approximately $150 million. Earnings per share for the fourth quarter of 2003 are expected to be approximately $0.08 per share. The company's estimated cash, cash equivalents, and short-term investments are approximately $2.02 billion as of December 31, 2003, the net result of over $40 million in cash generated from operations during the quarter offset by a reduction for acquisitions and other investments including the UpShot and Motiva transactions which closed in the fourth quarter.

Previous management guidance provided on October 15, 2003 had been for total revenues for the fourth quarter of 2003 to be in the range of $335 million to $355 million, license revenues to be in the range of $120 million to $140 million, and earnings per share to be $0.05-$0.06 per share.

In addition, Siebel announced the completion of its 2003 reorganization and restructuring activities with the realignment of its worldwide sales organization into three geographic operating units - the Americas, Europe Middle East and Africa, and Asia Pacific. Each of these units will be headed by veteran Siebel sales executives with broadened operational responsibilities who will report directly to the CEO. No additional charges are expected as a result of this realignment.

Siebel Systems will host a conference call today at 7:15 a.m. EDT (4:15 a.m. PDT) to discuss its preliminary financial results and other matters. The call can be accessed live over the Internet at www.siebel.com/investor or by dialing 888-434-1242 in the U.S. or 415-908-6258 outside the U.S. A replay will also be available over the Internet at www.siebel.com/investor or by dialing 800-633-8284 in the U.S. or 402-977-9140 outside the U.S. with passcode 21179191.

Siebel Systems will announce final results for the fourth quarter of 2003 and for the full year 2003 on January 21, 2004.

# # #

Contact:  Terry Lee
               Siebel Systems Investor Relations Department
               650.295.5656
               investor.relations@siebel.com

Siebel is a trademark of Siebel Systems, Inc. and may be registered in certain jurisdictions. All other product and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.

This press release contains forward-looking statements that involve risks and uncertainties. The final results for the fourth quarter of 2003 and for the full year 2003 of Siebel Systems, Inc. may differ from the management guidance discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of quarterly and annual financial statements. Future operating results of Siebel Systems, Inc. may differ from that forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with financial, economic, political and other uncertainties, the eBusiness software applications market, dependence on the Internet, risks associated with new versions and new products and risks associated with rapid technological change. Further information on potential factors that could affect the financial results of Siebel Systems, Inc. are included in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Siebel Systems assumes no obligation to update the information in this press release.